As filed with the Securities and Exchange Commission on May 27, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kimbell Royalty Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	777 Taylor Street, Suite 810 Fort Worth, Texas 76102 (Address of Principal Executive Offices) (Zip Code)	47-5505475 (I.R.S. Employer Identification No.)

Amended and Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan

(Full title of plan)

R. Davis Ravnaas

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

(817) 945-9700

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Jason A. Rocha

Fatima Hassan Ali

White & Case LLP

609 Main Street, Suite 2900

Houston, Texas 77002

(713) 496-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed by Kimbell Royalty Partners, LP (the “Partnership”) for the purpose of registering the offer and sale of 4,166,054 common units representing limited partner interests of the Partnership (“Common Units”) that may be issued pursuant to the Amended & Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan, which Common Units consist of 466,054 Common Units that remained available for issuance under the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan, and an additional 3,700,000 Common Units that may be issued under the Amended & Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan. Except as otherwise set forth below, the contents of the registration statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2017 (File No. 333-217986), which registered the offer and sale of 2,041,600 Common Units under the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan, and on December 5, 2018 (File No. 333-228678), which registered the offer and sale of an additional 2,500,000 Common Units under the First Amendment to the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan, are incorporated herein by reference and made a part of this Registration Statement as permitted by General Instruction E to Form S-8.

The Common Units may be awarded on the terms and conditions set forth in the Amended & Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan and in award agreements thereunder. The Conflicts and Compensation Committee of the Board of Directors of Kimbell Royalty GP, LLC, the general partner of the Partnership, has been delegated the authority to administer the Amended & Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Partnership with the Commission, each of the following exhibits is filed herewith:

Exhibit No.	Description
4.1	Certificate of Limited Partnership of Kimbell Royalty Partners, LP, dated October 30, 2015 (incorporated by reference to Exhibit 3.1 to the Partnership's Registration Statement Form S-1 (File No. 333-215458) filed on January 6, 2017).
4.2	Fourth Amended and Restated Agreement of Limited Partnership of Kimbell Royalty Partners, LP, dated as of May 18, 2022 (incorporated by reference to Exhibit 3.1 to the Partnership’s Current Report on Form 8-K (File No. 001-38005) filed on May 18, 2022).
4.3	Amended and Restated Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Partnership’s Current Report on Form 8-K (File No. 001-38005) filed on May 18, 2022).
5.1*	Opinion of White & Case LLP as to the legality of the securities being registered.
23.1*	Consent of Grant Thornton LLP.
23.2*	Consent of Ryder Scott Company, L.P.
23.3*	Consent of White & Case LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereof).
107*	Filing Fee Table

* Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on May 27, 2022.

Kimbell Royalty Partners, LP

By:	Kimbell Royalty GP, LLC, its general partner

By:	/s/ Robert D. Ravnaas
Name: Robert D. Ravnaas
Title: Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert D. Ravnaas as his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below on May 27, 2022.

Name	Title

/s/ Robert D. Ravnaas	Chairman of the Board and Chief Executive Officer	May 27, 2022
Robert D. Ravnaas	(Principal Executive Officer)

/s/ R. Davis Ravnaas	President and Chief Financial Officer	May 27, 2022
R. Davis Ravnaas	(Principal Financial Officer)

/s/ Blayne Rhynsburger	Controller	May 27, 2022
Blayne Rhynsburger	(Principal Accounting Officer)

/s/ Brett G. Taylor	Director	May 27, 2022
Brett G. Taylor

/s/ William H. Adams III	Director	May 27, 2022
William H. Adams III

/s/ Erik B. Daugbjerg	Director	May 27, 2022
Erik B. Daugbjerg

/s/ Ben J. Fortson	Director	May 27, 2022
Ben J. Fortson

/s/ T. Scott Martin	Director	May 27, 2022
T. Scott Martin

/s/ Craig Stone	Director	May 27, 2022
Craig Stone

/s/ Mitch S. Wynne	Director	May 27, 2022
Mitch S. Wynne